Exhibit 99.1

4484 Wilshire Boulevard Los Angeles, California 90010 (323) 937-1060 Fax (323) 857-7125

Press Release

FOR MORE INFORMATION, CONTACT:

Theodore Stalick, SVP/CFO

(323) 937-1060

www.mercuryinsurance.com

For Release: July 29, 2025

Mercury General Corporation Announces Second

Quarter Results and Declares Quarterly Dividend

Los Angeles, California…Mercury General Corporation (NYSE: MCY) reported today for the second quarter of 2025:

Consolidated Highlights

	Three Months Ended June 30,		Change			Six Months Ended June 30,		Change
	2025	2024	$	%		2025	2024	$	%
(000’s except per-share amounts and ratios)
Net premiums earned (2)	$1,366,738	$1,236,024	$130,714	10.6		$2,649,808	$2,402,703	$247,105	10.3
Net premiums written (1) (2)	$1,480,807	$1,355,460	$125,347	9.2		$2,795,188	$2,640,444	$154,744	5.9
Net realized investment gains, net of tax (3)	$18,549	$2,290	$16,259	710.0		$36,973	$32,461	$4,512	13.9
Net income	$166,472	$62,568	$103,904	166.1		$58,145	$136,030	$(77,885)	(57.3)
Net income per diluted share	$3.01	$1.13	$1.88	166.4		$1.05	$2.46	$(1.41)	(57.3)
Operating income (1)	$147,923	$60,278	$87,645	145.4		$21,172	$103,569	$(82,397)	(79.6)
Operating income per diluted share (1)	$2.67	$1.09	$1.58	145.0		$0.38	$1.87	$(1.49)	(79.7)
Catastrophe losses net of reinsurance (4)	$13,000	$125,000	$(112,000)	(89.6)		$460,000	$197,000	$263,000	133.5
Combined ratio (5)	92.5%	98.9%	—	(6.4	) pts	105.4%	99.9%	—	5.5	pts

(1)

These measures are not based on U.S. generally accepted accounting principles (“GAAP”), are defined in “Information Regarding GAAP and Non-GAAP Measures” and are reconciled to the most directly comparable GAAP measures in “Supplemental Schedules.”

(2)

Net premiums earned for the three months ended June 30, 2025 includes $51 million of increased ceded premiums earned. The Company paid and recorded $101 million of reinstatement premiums in the first quarter of 2025 to reinstate the fully exhausted reinsurance coverage layers of its catastrophe reinsurance treaty ending June 30, 2025 following the Palisades and Eaton wildfires in January 2025, $50 million of which was earned in the first quarter of 2025 and $51 million in the second quarter of 2025. Both net premiums earned and net premiums written for the six months ended June 30, 2025 include $101 million of increased ceded premiums due to the reinstatement premiums noted above.

(3)

Net realized investment gains before tax was $23 million and $3 million for the three months ended June 30, 2025 and 2024, respectively, and $47 million and $41 million for the six months ended June 30, 2025 and 2024, respectively. The changes in fair value of the Company’s investments are recorded as part of net realized investment gains or losses in its consolidated statements of operations due to the adoption of the fair value option for its investments as permitted under GAAP.

(4)

The majority of 2025 catastrophe losses resulted from the Palisades and Eaton wildfires in California and severe storms in Texas and Oklahoma. The majority of 2024 catastrophe losses resulted from tornadoes, hailstorms and convective storms in Texas and Oklahoma and winter storms and rainstorms in California. Catastrophe losses net of reinsurance for the three and six months ended June 30, 2025 was reduced by approximately $50 million and $575 million, respectively, from subrogation recorded on the Palisades and Eaton wildfires.

(5)

The Company experienced unfavorable development of approximately $4 million and $14 million on prior accident years’ loss and loss adjustment expense reserves for the three months ended June 30, 2025 and 2024, respectively, and favorable development of approximately $47 million and unfavorable development of approximately $8 million on prior accident years’ loss and loss adjustment expense reserves for the six months ended June 30, 2025 and 2024, respectively. The year-to-date favorable development in 2025 was primarily attributable to lower than estimated losses and loss adjustment expenses in the private passenger automobile line of insurance business, and the homeowners line of insurance business, including favorable development on prior years’ catastrophe losses. The year-to-date unfavorable development in 2024 was primarily attributable to higher than estimated losses and loss adjustment expenses in the commercial automobile and commercial property lines of insurance business and catastrophe losses, partially offset by favorable development in the private passenger automobile line of insurance business.

Investment Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
(000’s except average annual yield)
Average invested assets at cost (1)	$5,703,599	$5,536,170	$5,686,645	$5,450,760
Net investment income (2) (3)
Before income taxes	$78,759	$68,970	$160,238	$133,989
After income taxes	$66,021	$57,966	$133,872	$112,814
Average annual yield on investments (2) (3)
Before income taxes	4.7%	4.5%	4.7%	4.5%
After income taxes	3.9%	3.8%	4.0%	3.8%

(1)

Fixed maturities and short-term bonds at amortized cost; equities and other short-term investments at cost. Average invested assets at cost are based on the monthly amortized cost of the invested assets excluding cash for each period.

(2)

Net investment income includes interest income earned on cash of approximately $12.5 million and $6.2 million ($9.9 million and $4.9 million after tax) for the three months ended June 30, 2025 and 2024, respectively, and approximately $25.6 million and $11.9 million ($20.2 million and $9.4 million after tax) for the six months ended June 30, 2025 and 2024, respectively. Average annual yield on investments does not include interest income earned on cash.

(3)

Higher net investment income before and after income taxes for the three and six months ended June 30, 2025 compared to the corresponding periods in 2024 resulted largely from higher average yield combined with higher average invested assets and cash. Average annual yield on investments before and after income taxes for the three and six months ended June 30, 2025 increased compared to the corresponding periods in 2024, primarily due to the sale of certain low-yielding investments with a total fair value of approximately $600 million in January 2025 to provide ample liquidity for claims resulting from the Palisades and Eaton wildfires, combined with the replacement of certain lower yielding investments with higher yielding long-term investments, as a result of recent increases in certain long-term market interest rates.

The Board of Directors declared a quarterly dividend of $0.3175 per share. The dividend will be paid on September 25, 2025 to shareholders of record on September 11, 2025.

Updated Information Regarding the Palisades and Eaton Wildfires

In January 2025, extreme wind-driven wildfires caused widespread damage across parts of Southern California, primarily in the communities of Pacific Palisades and Altadena. The two largest of these Southern California wildfires are known as the Palisades and Eaton wildfires. The Company recorded net catastrophe losses and loss adjustment expenses (“LAE”) before taxes from the Palisades and Eaton wildfires of approximately $359 million in its consolidated statements of operations for the six months ended June 30, 2025. The following table presents the components of net losses from the Palisades and Eaton wildfires as of June 30, 2025 and March 31, 2025:

	For the Six Months Ended June 30, 2025	For the Three Months Ended March 31, 2025
	(Amounts in thousands)
Gross losses and loss adjustment expenses	$2,153,000	$2,149,000
Subrogation recoverable - Eaton fire (1) ***	(528,000)	(525,000)
Subrogation recovered and recoverable - Palisades fire (2) ***	(46,500)	—
Reinsurance recovered and recoverable (3)	(1,293,500)	(1,293,500)

Net catastrophe losses and loss adjustment expenses on Eaton and Palisades fires before Fair Plan	$285,000	$330,500

Company’s share of Fair Plan losses and loss adjustment expenses (4)	$99,000	$108,500
Recoupable portion of Fair Plan losses and loss adjustment expenses (5)	(25,000)	(25,000)

Net Fair Plan losses and loss adjustment expenses	$74,000	$83,500

Net losses and loss adjustment expenses on Eaton and Palisades fires	$359,000	$414,000

(1)

The Company is actively pursuing subrogation against Southern California Edison (“SCE”) on the Eaton fire. The Company recorded approximately $528 million in estimated subrogation recoveries, or approximately 55% of its estimated ultimate losses on the Eaton fire, as an offset against loss and loss adjustment expense reserves in its consolidated balance sheet at June 30, 2025, and thereby reduced losses and loss adjustment expenses by the same amount in its consolidated statements of operations for the six months ended June 30, 2025. Although SCE has not admitted that its equipment caused the Eaton fire, significant evidence indicates that SCE’s equipment was the cause of the Eaton fire. In addition, SCE has disclosed that it is probable that SCE will incur material losses from the Eaton fire. For utility caused California wildfires occurring since 2017, the utility companies, including SCE, have paid out average amounts equal to over 60% of the losses incurred with a range as low as 55% to over 70%. The Company believes that SCE has the wherewithal to settle the subrogation claims on the Eaton fire in a similar range of settlement amounts as on the recent past wildfires. SCE also has access to the California Wildfire Fund which provides additional funding to reimburse member utilities to pay wildfire claims. Based on the grounds described above, including the history of settlement payouts on prior wildfires by SCE and other utility companies in similar situations where the utility equipment caused the wildfires and such companies settled the subrogation claims without admitting fault, the Company believes $528 million is a reasonable estimate of probable recovery on the Eaton fire.

(2)

In June 2025, the Company sold its subrogation rights on the Palisades fire to a third party for a guaranteed percentage of losses incurred plus a share in the amount recovered above a certain threshold (“Upside Recovery’). The recovery amount from the guaranteed percentage of losses is approximately $47 million, with $27 million received as of June 30, 2025. The remaining balance of approximately $20 million at June 30, 2025 will be settled each quarter based on the amount of claims payments the Company makes subsequent to the previous settlement date. The Company recorded the total sale price of approximately $47 million as an offset against losses and loss adjustment expenses in its consolidated statements of operations for the six months ended June 30, 2025. The Company did not record an amount for the potential Upside Recovery.

(3)

The Company’s catastrophe reinsurance program for the treaty year ended June 30, 2025 provides approximately $1,290 million of limits on a per occurrence basis after covered catastrophe losses exceed the Company’s retention of $150 million. It also allows the Company to consider catastrophe events that occur within a 150-mile radius as a single occurrence or separate occurrences for reinsurance purposes. The Company treated the Palisades and Eaton wildfires as one event for reinsurance purposes exhausting the full $1,290 million of limits and paid reinstatement premiums of approximately $101 million. The $1,290 million of limits used for the Palisades and Eaton wildfires was reduced by $6.5 million for ineligible parametric coverage. The Company also utilized $10 million from a separate property excess of loss reinsurance treaty making the total reinsurance used for the Palisades and Eaton wildfires approximately $1,294 million.

(4)

The Company is a member of the California FAIR Plan, the state’s fire insurer of last resort. To the extent the FAIR Plan has losses exceeding its capital and reinsurance coverage, the FAIR Plan can assess its member companies for the shortfall based on each company’s California market share. The FAIR Plan had significant losses from the Palisades and Eaton wildfires, and the Company’s share of the FAIR Plan losses from the Palisades and Eaton wildfires was approximately $99 million (an amount based on information provided to the Company directly from the FAIR Plan), which was recorded as part of the Company’s losses from the Palisades and Eaton wildfires in its consolidated statements of operations for the six months ended June 30, 2025.

(5)

The FAIR Plan assessed the Company $50 million to strengthen the FAIR Plan’s capital position following the Palisades and Eaton wildfires in the first quarter of 2025. The California DOI allows for recoupment of 50% or $25 million of the $50 million assessment via a temporary surcharge to the Company’s policyholders. The Company has filed with the California DOI to begin recouping the $25 million, which partially offset the Company’s share of the FAIR Plan’s losses of $99 million. Accordingly, the Company recorded a net loss of $74 million for its share of the FAIR Plan’s losses from the Palisades and Eaton wildfires in its consolidated statements of operations for the six months ended June 30, 2025.

***

Accounting Standards Codification (“ASC”) 944-40-30-2 through 3 and Statement of Statutory Accounting Principles (“SSAP”) No. 55 paragraph 15 require salvage and subrogation recoverables to be deducted from the liability for unpaid claims; therefore, loss and loss adjustment expense reserves on the Company’s consolidated balance sheets is shown net of estimated salvage and subrogation recoverables, and losses and loss adjustment expenses on its consolidated statements of operations is shown net of salvage and subrogation. The Company applies this accounting method for salvage and subrogation in a consistent manner for both GAAP and statutory reporting purposes.

As of June 30, 2025, the Company has paid out approximately $1,320 million for losses and loss adjustment expenses related to the Palisades and Eaton wildfires. Through June 30, 2025, the Company has billed reinsurers $933 million for the losses and loss adjustment expenses paid and as of July 15, 2025, 100% of that amount has been collected. On July 16, 2025, the Company billed the reinsurers $225 million for losses and loss adjustment expenses paid subsequent to the previous reinsurance billings.

Catastrophe Reinsurance Premiums

The Company exhausted the catastrophe reinsurance limits on the Palisades and Eaton wildfires, which triggered a full reinstatement of the limits with payment of $101 million of reinstatement premiums, and accelerated expensing of the remaining premiums on the original limits into the first quarter rather than over the first and second quarters. The following table shows the impact of catastrophe reinsurance utilization on ceded premiums written and earned compared to a pro-forma showing those premiums without any use of catastrophe reinsurance limits:

	Six Months Ended 6/30/2025	Three Months Ended 3/31/2025	Second Quarter 2025
	(Amounts in thousands)
Pro-forma if Company had used $0 of reinsurance limit
Ceded premiums written	$52,000	$26,000	$26,000
Ceded premiums earned	52,000	26,000	26,000
Amount recorded based on 100% of reinsurance limit used
Ceded premiums written (original Limit)	52,000	52,000	—
Reinstatement premiums written	101,000	101,000	—

Total ceded premiums written	$153,000	$153,000	$—

Ceded premiums earned (original limit)	52,000	52,000	—
Reinstatement premiums earned	101,000	50,000	51,000

Total ceded premiums earned	$153,000	$102,000	$51,000

Difference in reinsurance premiums between $0 limit used (pro-forma) and full limit used (recorded)
Ceded premiums written	$101,000	$127,000	$(26,000)
Ceded premiums earned	$101,000	$76,000	$25,000

Note that ceded premiums written and earned are recorded as reductions to the Company’s net premiums written and earned, respectively.

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers and direct-to-consumer sales in many states. For more information, visit the Company’s website at www.mercuryinsurance.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Certain statements contained in this report are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company’s insurance products, inflation and general economic conditions, including general market risks associated with the Company’s investment portfolio; the accuracy and adequacy of the Company’s pricing methodologies; catastrophes in the markets served by the Company; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company’s loss reserves in general; the Company’s ability to obtain and the timing of the approval of premium rate changes for insurance policies issued in the states where it operates; legislation adverse to the automobile or homeowners insurance industry or business generally that may be enacted in the states where the Company operates; the Company’s success in managing its business in non-California states; the presence of competitors with greater financial resources and the impact of competitive pricing and marketing efforts; the Company’s ability to successfully allocate the resources used in the states with reduced or exited operations to its operations in other states; changes in driving patterns and loss trends; acts of war and terrorist activities; effects of changing climate conditions; pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases; court decisions and trends in litigation and health care and auto repair costs; heightened global trade barriers or restrictions; and legal, cybersecurity, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission on February 11, 2025.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES

SUMMARY OF OPERATING RESULTS

(000’s except per-share amounts and ratios)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Net premiums earned	$1,366,738	$1,236,024	$2,649,808	$2,402,703
Net investment income	78,759	68,970	160,238	133,989
Net realized investment gains	23,480	2,899	46,801	41,090
Other	8,908	(2,899)	14,916	1,298

Total revenues	1,477,885	1,304,994	2,871,763	2,579,080

Expenses:
Losses and loss adjustment expenses	940,037	936,714	2,160,850	1,840,679
Policy acquisition costs	227,880	203,682	456,601	399,722
Other operating expenses	96,025	81,702	175,478	158,790
Interest	7,195	7,799	14,383	15,572

Total expenses	1,271,137	1,229,897	2,807,312	2,414,763

Income before income taxes	206,748	75,097	64,451	164,317
Income tax expense	40,276	12,529	6,306	28,287

Net income	$166,472	$62,568	$58,145	$136,030

Basic average shares outstanding	55,389	55,371	55,389	55,371
Diluted average shares outstanding	55,389	55,375	55,389	55,373
Basic Per Share Data
Net income	$3.01	$1.13	$1.05	$2.46
Net realized investment gains, net of tax	$0.33	$0.04	$0.67	$0.59
Diluted Per Share Data
Net income	$3.01	$1.13	$1.05	$2.46
Net realized investment gains, net of tax	$0.33	$0.04	$0.67	$0.59
Operating Ratios-GAAP Basis
Loss ratio	68.8%	75.8%	81.5%	76.6%
Expense ratio	23.7%	23.1%	23.9%	23.3%

Combined ratio	92.5%	98.9%	105.4%	99.9%

MERCURY GENERAL CORPORATION AND SUBSIDIARIES

CONDENSED BALANCE SHEETS AND OTHER INFORMATION

(000’s except per-share amounts and ratios)

	June 30, 2025	December 31, 2024
	(unaudited)
ASSETS
Investments, at fair value:
Fixed maturity securities (amortized cost $5,053,927; $4,982,459)	$4,993,829	$4,913,378
Equity securities (cost $611,054; $795,068)	687,652	879,175
Short-term investments (cost $281,752; $283,792)	281,766	283,817

Total investments	5,963,247	6,076,370
Cash	1,122,252	720,257
Receivables:
Premiums	756,554	697,176
Allowance for credit losses on premiums receivable	(6,300)	(6,400)

Premiums receivable, net of allowance for credit losses	750,254	690,776
Accrued investment income	66,949	67,630
Other	97,721	62,118

Total receivables	914,924	820,524
Reinsurance recoverables (net of allowance for credit losses $559; $0)	390,717	28,613
Deferred policy acquisition costs	349,145	335,332
Fixed assets, net	145,681	138,177
Operating lease right-of-use assets	15,602	13,407
Deferred income taxes	53,802	45,854
Goodwill	42,796	42,796
Other intangible assets, net	7,254	7,682
Other assets	77,607	81,620

Total assets	$9,083,027	$8,310,632

LIABILITIES AND SHAREHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$3,612,160	$3,152,031
Unearned premiums	2,184,846	2,039,830
Notes payable	574,327	574,128
Accounts payable and accrued expenses	468,310	417,765
Operating lease liabilities	15,845	13,580
Current income taxes	37,946	20,752
Other liabilities	220,096	146,022
Shareholders’ equity	1,969,497	1,946,524

Total liabilities and shareholders’ equity	$9,083,027	$8,310,632

OTHER INFORMATION
Common stock shares outstanding	55,389	55,389
Book value per share	$35.56	$35.14
Statutory surplus (a)	$2.02 billion	$2.03 billion
Net premiums written to surplus ratio (a)	2.74	2.65
Debt to total capital ratio (b)	22.6%	22.8%
Portfolio duration (including all short-term instruments) (a) (c)	4.3 years	3.4 years
Policies-in-force (company-wide “PIF”) (a)
Personal Auto PIF	1,030	1,019
Homeowners PIF	859	852
Commercial Auto PIF	36	39

(a)	Unaudited.
(b)	Debt to Debt plus Shareholders’ Equity (Debt at face value).
(c)	Modified duration reflecting anticipated early calls.

SUPPLEMENTAL SCHEDULES

(000’s except per-share amounts and ratios)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Reconciliations of Comparable GAAP Measures to Operating Measures (a)
Net premiums earned	$1,366,738	$1,236,024	$2,649,808	$2,402,703
Change in net unearned premiums	114,069	119,436	145,380	237,741

Net premiums written	$1,480,807	$1,355,460	$2,795,188	$2,640,444

Incurred losses and loss adjustment expenses	$940,037	$936,714	$2,160,850	$1,840,679
Change in net loss and loss adjustment expense reserves	(41,322)	(117,221)	(326,434)	(192,639)

Paid losses and loss adjustment expenses	$898,715	$819,493	$1,834,416	$1,648,040

Net income	$166,472	$62,568	$58,145	$136,030

Less: Net realized investment gains	23,480	2,899	46,801	41,090
Tax on net realized investment gains (b)	4,931	609	9,828	8,629

Net realized investment gains, net of tax	18,549	2,290	36,973	32,461

Operating income	$147,923	$60,278	$21,172	$103,569

Per diluted share:
Net income	$3.01	$1.13	$1.05	$2.46
Less: Net realized investment gains, net of tax	0.33	0.04	0.67	0.59

Operating income (c)	$2.67	$1.09	$0.38	$1.87

Combined ratio			105.4%	99.9%
Effect of estimated prior periods’ loss development			1.8%	(0.3)%

Combined ratio-accident period basis			107.2%	99.6%

(a)	See “Information Regarding GAAP and Non-GAAP Measures.”
(b)	Based on federal statutory rate of 21%.
(c)	Operating income per diluted share for the three months ended June 30, 2025 does not sum due to rounding.

Information Regarding GAAP and Non-GAAP Measures

The Company has presented information within this document containing operating measures which in management’s opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company’s performance, but that may not be presented in accordance with GAAP. These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results.

Net income (loss) is the GAAP measure that is most directly comparable to operating income (loss). Operating income (loss) is net income (loss) excluding realized investment gains and losses, net of tax. Operating income (loss) is used by management along with the other components of net income (loss) to assess the Company’s performance. Management uses operating income (loss) as an important measure to evaluate the results of the Company’s insurance business. Management believes that operating income (loss) provides investors with a valuable measure of the Company’s ongoing performance as it reveals trends in the Company’s insurance business that may be obscured by the effect of net realized investment gains and losses. Realized investment gains and losses may vary significantly between periods and are generally driven by external economic developments such as capital market conditions. Accordingly, operating income (loss) highlights the results from ongoing operations and the underlying profitability of the Company’s core insurance business. Operating income (loss), which is provided as supplemental information and should not be considered as a substitute for net income (loss), does not reflect the overall profitability of the Company’s business. It should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of net income (loss) to operating income (loss).

Net premiums earned, the most directly comparable GAAP measure to net premiums written, represents the portion of premiums written that is recognized as revenue in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. Net premiums written is a statutory financial measure which represents the premiums charged on policies issued during a fiscal period less any applicable reinsurance. Net premiums written is designed to determine production levels and is meant as supplemental information and not intended to replace net premiums earned. Such information should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of net premiums earned to net premiums written.

Incurred losses and loss adjustment expenses is the most directly comparable GAAP measure to paid losses and loss adjustment expenses. Paid losses and loss adjustment expenses excludes the effects of changes in the loss reserve accounts. Paid losses and loss adjustment expenses is provided as supplemental information and is not intended to replace incurred losses and loss adjustment expenses. It should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of incurred losses and loss adjustment expenses to paid losses and loss adjustment expenses.

Combined ratio is the most directly comparable measure to combined ratio-accident period basis. Combined ratio-accident period basis is computed as the difference between two GAAP operating ratios: the combined ratio and prior accident periods’ loss development ratio. Management believes that combined ratio-accident period basis is useful to investors and it is used to reveal the trends in the Company’s results of operations that may be obscured by development on prior accident periods’ loss reserves. Combined ratio-accident period basis is meant as supplemental information and is not intended to replace the GAAP combined ratio. It should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of GAAP combined ratio to combined ratio-accident period basis.